Exhibit 3.6

SINGLE MEMBER OPERATING AGREEMENT

OF

YANKEE CANDLE ADMIN LLC

A VIRGINIA LIMITED LIABILITY COMPANY

June 30, 2005

SINGLE MEMBER

OPERATING AGREEMENT

OF

YANKEE CANDLE ADMIN LLC

As of June 29, 2005, The Yankee Candle Company, Inc., as the sole member (the “Member”) of Yankee Candle Admin LLC (the “Company”), a limited liability company formed pursuant to the Virginia Limited Liability Company Act (as amended and in effect from time to time, the “Act”), hereby sets forth the Operating Agreement of the Company as follows:

1. Definitions. Capitalized terms used in this Agreement shall have the following meanings:

“Act” is defined in the Preamble.

“Agreement” means this Operating Agreement, as amended and in effect from time to time.

“Affiliate” means, as to any Person, any other Person which directly or indirectly owns, is owned by or is under common control with such Person, whether by equity ownership, contract or otherwise.

“Certificate” means the articles of organization of the Company filed with the Secretary of the Commonwealth of Virginia as it may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, modified, supplemented or restated from time to time, or any successor statute, together with any relevant Treasury Regulation promulgated thereunder.

“Company” is defined in the Preamble.

“Contribution” means any cash or property which a Person contributes to the capital of the Company in such Person’s capacity as a Member.

“Manager” means the Person or Persons responsible for management of the Company pursuant to this Agreement and the Act, including the Persons initially designated as Managers hereunder and all Persons subsequently appointed Managers pursuant to this Agreement.

“Member” is defined in the Preamble.

“Person” means any natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Stored Value Cards” means gift cards, merchandise return cards and other indicia of similar rights which are redeemable by the holder toward the purchase of goods or services provided by the Company or its Affiliates.

2. Name. The name of the limited liability company is Yankee Candle Admin LLC.

3. Purpose. The Company is being formed for the purpose of issuing, selling, marketing, distributing, redeeming and otherwise dealing with Stored Value Cards, and related goods and services; and engaging in any and all lawful activities necessary or incidental to the foregoing and any other activities permitted under the Act.

4. Business Address. The business address of the Company shall be as follows:

2200 Richmond Road

Williamsburg, VA 23185

The Managers may change the business address of the Company at any time and from time to time. The Company may maintain such additional offices at such other places as the Managers may hereafter determine.

5. Name and Address of Resident Agent in Virginia. The name and address of the Company’s resident agent in Virginia as of the date hereof is CT Corporation System whose address is 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060. The Company may change its resident agent or resident office at any time without formally amending this Agreement, unless otherwise required by the Act or other applicable law.

6. Tax Treatment. For purposes of federal income taxation, the Company shall be a disregarded entity, not separate from its Member.

7. Powers of the Company.

7.1 General Powers of the Company. The Company shall possess and may exercise all the powers and privileges granted by the Act, any other applicable law or by this Agreement, together with any powers incidental thereto so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

7.2 Merger; Consolidation. The Company may merge with, consolidate or convert into another domestic or foreign business entity to the extent permitted by the Act upon the approval of the Managers and the Member in its sole discretion and otherwise in accordance with the Act.

8. Member. The name of the sole Member is The Yankee Candle Company, Inc., whose mailing address is 16 Yankee Candle Way, P. O. Box 110, South Deerfield, MA 01373. The Member may change its mailing address at any time and from time to time.

9. Management of the Company.

9.1 The Member of the Company hereby delegates the exclusive power and authority to manage the business and affairs of the Company to a Board of Managers, initially comprised of two Managers. The initial Managers shall be Edward R. Medina and Christopher A. Fortson. Unless otherwise expressly provided by the Act or this Agreement, the Member shall not have the right to exercise the power or authority of the Managers or otherwise participate in the management of the Company unless such Member is appointed a Manager. The number of Managers may be increased or decreased from time to time by the vote of the Member.

9.2 No Manager need be a natural Person or a resident of the state of the Company’s organization. Each Manager shall be elected by the Member to hold office for the term for which such Manager is elected and until the Manager’s successor shall have been elected and qualified or until the Manager shall resign, become deceased or be removed in accordance with the provisions of this Agreement.

9.3 The Managers may take action at a regular or special meeting or by written consent in lieu of a meeting. Unless otherwise required by the Act, the vote of the majority of the Managers then in office shall be the decision of the Managers.

9.4 Any Manager may be removed, with or without cause, and with or without notice, by the vote of the Member.

9.5 The Managers may appoint one or more officers from time to time as the Managers deem appropriate, and may delegate to such officers such power and authority as they may deem necessary or advisable consistent with the Act. Each officer shall hold office until the end of the term for which the officer was elected and until his or her successor shall have been elected and qualified, or until the officer’s earlier death, resignation or removal. Any officer may be removed, with or without cause, and with or without notice, by the vote of the Managers.

10. Contracts with Interested Parties.

10.1 No contract or other transaction between the Company and (i) one or more of its Members or Managers or (ii) any other entity in which one or more of the Members or Managers of the Company is an equity holder, director or officer or has a financial interest, shall be void or voidable solely (a) for such reason, (b) because such Member or Manager is present at or participates in the meeting of the Managers at which such contract is authorized or (c) because the vote of such Manager is counted at the meeting of the Managers at which such contract is authorized, if one of the following three conditions is satisfied:

(a) All material facts as to such contract and such Manager’s or Member’s interest therein have been disclosed to or are known by the Managers and the Managers in good faith authorize such contract by a vote sufficient for such purpose without counting the vote of any such interested Manager; or

(b) All material facts as to such contract and such Manager’s interest therein have been disclosed to or are known by the Member of the Company and such contract has been specifically approved in good faith by the Member by a vote sufficient for such purpose; or

(c) Such contract is fair as to the Company as of the time at which such contract is authorized, approved or ratified by the Managers or the Member of the Company.

Managers so interested may be counted when present at meetings of the Managers for the purpose of determining the existence of a quorum.

10.2 For the purposes of this Section 10, the Member and the Managers hereby agree that the Gift Card Distribution Agreement and Gift Card Redemption Agreement, the Assignment and Assumption of Gift Card Liability Agreement, Administrative Services Agreement and any other agreement or instrument contemplated thereby between the Company and the Member dated on or about the date hereof shall be deemed to satisfy the provisions of Section 10.1.

11. Capital Contribution.

11.1 Initial Capital Contribution. The Member has made an initial capital Contribution by assigning to the Company the property described in the above referenced Assignment and Assumption of Gift Card Liability Agreement, which property has the fair market value credited to the capital account of the Member.

11.2 Additional Contributions. The Member may make additional Contributions to the Company as it may deem appropriate, but the Member shall not be required to make any other Contributions to the Company.

12. Limitation on Liability. Notwithstanding anything herein to the contrary, and except as specifically required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager or an officer of the Company.

13. Allocation of Profits and Losses. The Company’s profits and losses, credits and all other tax items shall be allocated to the Member.

14. Distributions. Distributions shall be made to the Member at such times and in the amounts determined by the Manager.

15. Transfers; Assignments. The Member may sell, exchange, pledge or otherwise transfer or assign, in whole or in part, its economic, voting and/or membership interest in the Company.

16. Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional Member of the Company, the Member shall amend this Agreement to make such changes as the Member shall determine, including to reflect the fact that the Company shall have more than one Member.

17. Dissolution. The Company shall have a perpetual existence, unless (a) otherwise provided in the Certificate, (b) dissolved pursuant to this Section 17 or (c) otherwise provided by law. The Company shall dissolve, and its affairs wound up, upon the first to occur of the following: (i) the written consent of the Member; (ii) the resignation, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company pursuant to the Act; or (iii) the entry of a decree of judicial dissolution under the Act; provided that, upon a dissolution caused by an event described in clause (ii) above, the Member or any trustee, receiver, executor, administrator, committee, guardian or conservator of the Member or any successor-in-interest thereof, as applicable, may elect to reconstitute the Company and continue its business by appointing one or more substitute member(s) within 90 days after the event triggering the dissolution. Unless otherwise required by the Act, no other event shall cause the dissolution of the Company.

18. Fiduciary Duties, Outside Business, Etc.

18.1 Fiduciary Duties.

(a) Standard of Care.

(i) Exculpation. No Manager or officer shall be liable to the Company or any future Member for an act or omission done in good faith to promote the Company’s best interests, unless the act or omission constitutes gross negligence, intentional misconduct or a knowing violation of law.

(ii) Justifiable Reliance. Each Manager and officer may rely on the Company’s books and records maintained in good faith and on information, opinions, reports or statements received from any person pertaining to matters such Person reasonably believes to be within the Person’s expertise or competence.

(b) Competing Activities. The Member may participate in any business or activity, including those that do or may compete with the Company directly or indirectly, without accountability to any Person, including to the Company, and including any accountability for any profit, benefit or compensation received in connection with such actions or relationships, none of which shall be void or voidable by reason of such relationship. The Company recognizes that the Member is or may be engaged in the same or similar businesses as the Company, whether independently or with others, and that neither the continuation and/or development of such business opportunities, nor the failure to disclose any information relating thereto, will give rise to a cause of action or claim by the Company against the competing Member or business, for any of the profits thereof, and the Company shall not have any rights with respect to such other business.

18.2 Loans by Member. The Member may make loans or lend money to the Company or advance monies on behalf of the Company, which loans or advances shall be repayable on such terms and conditions as shall be agreed upon by the Member.

19. Amendments. The Member may amend this Agreement in writing at any time or from time to time.

20. Headings. Headings and paragraph and section titles are for convenience only and have no significance in the interpretation of this Agreement.

21. Resolution of Inconsistencies. If there are inconsistencies between this Agreement and the Certificate of the Company, the Certificate will control and this Agreement will be considered to have been amended in the specifics necessary to eliminate the inconsistencies. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent the inconsistencies relate to provisions of the Act that the Members cannot alter by agreement. Without limiting the generality of the foregoing, unless the language or context clearly indicates a different intent, the provisions of this Agreement pertaining to the Company’s governance and financial affairs and the rights of the Member upon dissolution will supersede the provisions of the Act relating to the same matters.

22. Indemnification. The Company shall indemnify the Member and each Manager and officer of the Company, to the maximum extent permitted by the Act and other applicable law.

23. Governing Law. This Agreement shall be governed by, and construed under, the laws of the Commonwealth of Virginia, without regard to the rules of conflict of laws thereof.

[Signature appears on following page]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first written above.

SOLE MEMBER

THE YANKEE CANDLE COMPANY, INC.

By:
Its duly authorized officer
Name:
Title:

YANKEE CANDLE ADMIN LLC

By:
Edward R. Medina Manager

By:
Christopher A. Fortson Manager